June 1, 2004

Mr. Harry Thompson
Wilon Resources, Inc.
931 Ashland Terrace
Chattanooga, TN  37415



       Re: Engineering Reserve Evaluation
        Trace Fork Prospect Area
        Butler District
        Wayne County, WV

Dear Mr. Thompson:

     After a review of your lease holdings in the Trace Fork area of Wayne County, West Virginia, and surrounding production, I have estimated the following natural gas reserves (as of September 30, 2003):

Proved, Developed, Non-producing 0.5 BCF  (Devonian Shale)

Proved, Undeveloped         -- 24.5 BCF   (Devonian Shale)

Probable                    -- 12.5 BCF   (Silurian -- McKenzie/Keefer/Big Six).


     This is based upon information contained in the previous report entitled GEOLOGIC AND ENGINEERING REPORT ON THE TRACE FORK AREA, BUTLER COUNTY, WEST VIRGINIA (dated January 2000) plus additional analysis of production data which was not available at the time of that report.

     The Devonian Shale analysis in based upon 120-acre well spacing over your reported 12,000 leased acres. Per well recovery is estimated at 0.25 BCF. My records of well drilling indicate that four of your shut-in wellbores were originally drilled through the gas-bearing Devonian Shale. Assuming that two of these wellbores can be successfully reentered and completed in the Devonian Shale and placed on line, I have applied the reserves of two wells to the Proved, Developed, Non-producing category. The remaining Devonian Shale reserves are categorized as Proved, Undeveloped.

     For the Silurian McKenzie/Keefer/Big Six formations, I estimated 25% (4,000 acres) of your holdings to be developed. Assuming wells would be drilled on 120-acre spacing, this would result in 25 wells. Based upon the production from other producing Silurian wells in Wayne County, I have applied average reserves of 0.5 BCF/well.

     In completing this valuation I have not considered any value for deep mineral rights or for other shallow zones, although both may be present underlying the project acreage. In arriving at my conclusions I have utilized data provided me by Wilon Resources, Inc., and the West Virginia Geological Survey. I have not independently verified any of this data, but have assumed it to be accurate. It is my understanding that Wilon holds valid leases over approximately 12,000 acres in Wayne County designated the Trace Fork Project area. I have not investigated the validity of such leases, but have relied upon the general area represented to me by Wilon Resources.

     Please bear in mind that any projections provided in this report are estimates only, based upon the stated assumptions. As such, they should not be construed as exact values, and if recovered, the revenue there from could vary widely, dependent upon product pricing and reservoir rock properties. Therefore, if you have questions regarding specific methods employed in my evaluation, portions of text which were not clearly expressed, or regarding gas production in general, I will be happy to try to answer them. I do not claim to be all knowing or infallible, but it is my sincere desire to be honest and informative so that you may make the best possible decisions.

                                                       Sincerely.


                                                   Steven P. Kohler
                                                   Engineering Consultant